EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-163366, 333-150260, 333-142628, 333-135029, 333-125208, 333-121612, 333-115759, 333-110103, 333-108658, 333-105814, 333-102587, 333-64444, 333-64432, 333-60966, 333-51388, 333-42852, 333-38710, 333-37180, 333-92855, 333-73009, 333-52331, 333-37585; and Form S-8 Nos. 333-176681, 333-160312, 333-160705, 333-164014, 333-134566, 333-119833, 333-106427, 333-54246, 333-30345) and Current Report on Form 8-K/A to be filed on or about November 19, 2012, of our reports dated March 23, 2012, with respect to the financial statements and the effectiveness of internal control over financial reporting of Allos Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Denver, Colorado

November 16, 2012